EXHIBIT 10.1

MEMORANDUM OF AGREEMENT

BETWEEN

THE CSIR,

a statutory council established in terms of Act 46 of 1988,

herein represented by Mr. André Johan Nepgen, in his

capacity as Director of the Operating Unit of Defence, Peace,

Safety & Security (“DPSS”) of the CSIR,

he being duly authorized thereto.

(hereinafter referred to as “the CSIR”)

and

FORCE PROTECTION INDUSTRIES, INC.

A corporation incorporated and registered in the State of Nevada, United States of America and

with its address at 9801 Highway 78, Ladson, South Carolina, United States

(previously named Technical Solutions Group, Inc.),

with Registration Number:

(hereinafter referred to as FPI)

Herein represented by Mr. Gordon McGilton in his capacity as Chief Executive Officer.

WHEREAS

•                                          FPI and CSIR desire to further develop their business and contractual relationship initiated under Memoranda of Agreement dated March 8, 2002 (“prior agreement/s”) (FPI being previously named Technical Solutions Group Inc, the party named in such former agreement);

•                                          Pursuant to such prior agreements, CSIR irrevocably transferred to FPI certain proprietary Information and technology relating to the SYSTEMS in exchange for FPI’s agreement to pay CSIR a royalty in the event that FPI sold and delivered the SYSTEMS based on such technology during the term of such agreement;

•                                          In the prior agreements, CSIR agreed to continually transfer information and technology relating to the SYSTEMS exclusively to FPI for a period of five years, terminating on 7 March 2007 (during which period CSIR agreed not to transfer the same information or technology to any third party), and the Parties now wish to extend the period of such exclusivity during the term hereof;

•                                          TSG manufactured and sold mine protected and up armoured vehicle systems, such as LION, COUGAR and BUFFALO, to the USA and elsewhere.

•                                          Mechem and TSG jointly developed mine protected and up armoured vehicles systems, such as LION, COUGAR, and BUFFALO.

•                                          The CSIR acquired Mechem’s R&D, and particularly the vehicles design and testing, capability on 1 April 2001, which included the mine protected and up armoured vehicles development capability.

•                                          The CSIR continues to research, develop, test and evaluate up armoured vehicle systems.

•                                          FPI and the CSIR have each, in their own right, developed and are employing certain proprietary market intelligence, vehicle designs and technologies, or otherwise have the requisite capabilities and capital equipment that are to be used in executing the intent of this agreement.

•                                          FPI and the CSIR desire to exploit world wide market opportunities by exclusively developing, manufacturing and selling the SYSTEMS in the United States and elsewhere through FPI and using its combined proprietary information and intellectual property rights, capabilities, expertise, proprietary intelligence, hardware and software designs and technologies to attain these objectives.

•                                          FPI and the CSIR are desirous to formulate the terms and conditions of which the aforementioned will be done.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.	The preamble hereto shall form an integral part of this Agreement.

2.	DEFINITIONS

2.1	“Agreement” means this Memorandum of Agreement’

2.2	“Effective Date” means, notwithstanding date of signature hereof, 8 March 2007.

2.3

“SYSTEMS” means the TEMPEST, COUGAR (including HEV, JERRV, ILAV, MRAP and other variants hereof) and BUFFALO vehicles (including vehicles with different names previously used to designate such vehicles), which specifications have been jointly developed by Mechem and TSG to manufacture and market the vehicles as well as vehicle capsules, and excludes any other product or service offered by the CSIR or FPI not developed jointly by both Parties including but not limited to the CHEETAH.

2.4	“Information” means:

	2.4.1	technical and scientific information including but not limited to design specifications, design criteria, drawings, design data, design methodology and design parameters;

2.4.2

commercial information including but not limited to market intelligence, information about contracts or prospective clients, and competitor information, or information about a party’s in-house capability and/or research programmes;

	2.4.3	information disclosed in such a way that it could reasonable be deducted to be confidential in nature;

	2.4.4	information clearly identified or marked as confidential or secret.

2.5	“Parties” means FPI and the CSIR.

2.6	“Intellectual Property Rights” means

	2.6.1	Intellectual property rights thereto recognized by statute and/or registrable in terms of statutory provisions including patents, registered designs, copyright, utility models and trademarks;

	2.6.2	Intellectual property rights thereto recognized by statute, but not registrable in terms of statutory provisions including copyright and unregistered designs;

	2.6.3	Intellectual property rights thereto not recognized by statute and not registrable under statute, but recognized by and protected under common law, such as know how and trade secrets.

2.7	“TSG” means Technical Solutions Groups, Inc, which changed its name to Force Protection Industries, Inc.

2.8	Any reference to the singular includes the plural and vice versa, if appropriate;

2.9	Any reference to a gender includes the other gender, if appropriate.

3.	OBJECTIVE OF THE AGREEMANT

3.1

FPI and the CSIR agree that FPI is exclusively responsible for the manufacture of the SYSTEMS, by manufacturing the SYSTEMS at its facility in the United States of America or elsewhere, or by manufacturing sub-systems thereof at the CSIR’s facilities in Pretoria or anywhere else in South Africa under direction of the CSIR, or enter into agreements with a third party to manufacture the SYSTEMS elsewhere, depending on market and business conditions at the time.

4.	CONFIDENTIALITY

4.1	The Parties shall:

	4.1.1	Treat as strictly confidential and secret all Information given or made known to them arising from this association;

4.1.2

Keep all such Information obtained secret towards third parties and only use it in co-operation with each other for the purpose expressly agreed upon by the Parties and to disclose same to their employees only on the basis of the need to know;

	4.1.3	Accept responsibility for the observance of these secrecy provisions by their employees.

4.2	The above undertakings shall not apply to:

	4.2.1	Information that at the time of disclosure is published or otherwise generally available to the public.

	4.2.2	Information which after disclosure by the disclosing party is published or becomes generally available to the public; otherwise than through any act or omission on the part of the receiving party.

	4.2.3	Information that the Parties can show was in their possession at the time of disclosure and which was not acquired directly or indirectly from each other.

	4.2.4	Information rightfully acquired from others who did not obtain it under pledge of secrecy to either of the Parties.

	4.2.5	Information which a party is obliged to disclose in terms of an order of court, subpoena or other legal process.

4.3	The provisions in respect of this clause 4 shall endure, notwithstanding expiration or termination of this Agreement, for a period of 5 years following its expiration or termination.

5.	RIGHTS AND OBLIGATIONS OF THE CSIR

The CSIR has transferred to FPI, on exclusive basis for five years in terms of the prior agreement, all proprietary Information and Intellectual Property Rights pertaining to the SYSTEMS including, but not limited to, designs, drawings, full technical specifications, test data, suppliers lists, know-how, and data relevant to the SYSTEMS. The CSIR shall not transfer this Information and Intellectual Property Rights to any other party for the duration of this Agreement.

6.	RIGHTS AND OBLIGATIONS OF FPI

6.1	FPI has the right, as of the Effective Date of this Agreement, to sub-license the rights pertaining to the SYSTEMS acquired from the CSIR in terms of the prior agreement, to a third party without the prior written permission of the CSIR provided that such sub-licence is subject to all the applicable terms of this Agreement and that there is no change in any royalty payments to CSIR as per clause 7.

6.2

FPI agrees not to cede, transfer, change ownership, declare, reveal, disclose or otherwise dispose of its own proprietary Information and Intellectual Property Rights pertaining to the SYSTEMS without advising the CSIR in writing beforehand.

7.	VEHICLE FEE

7.1

In full consideration of the transfer by the CSIR to FPI of Information and Intellectual Property Rights pertaining to the SYSTEMS, FPI undertakes and agrees to pay a royalty fee to the CSIR in US Dollars for all vehicles sold and/or manufactured by FPI

	•	from date of the termination of the agreement between the CSIR and TSG and the signature date of this Agreement; and

	•	For a period of five years from the Effective Date.

at the following rate for each vehicle sold by FPI as foreseen in paragraph 3.1:

7.1.1

COUGAR (4x4 and 6x6) and any variants including, without limitation, the Hardened Engineer Vehicle (HEV), the Joint Explosive Ordnance Disposal Rapid Response Vehicle (JERRV) the Iraqi Light Armoured Vehicle (ILAV), and the Mine Resistant Ambush Protected Vehicle (MRAP) :          US$750.

	7.1.2	BUFFALO:	US$3,000.00

	7.1.3	TEMPEST:	US$1,500.00

7.2

Payment of the vehicle fee by FPI to the CSIR for the period between the Effective Date and the date of signature by the last Party to sign (“the signature date”), will be effected within 30 days of the signature date and for payments due thereafter will be effected within 45 days of the end of each quarter, subject to receipt of full payment for vehicles delivered to a customer.

7.3

In the event of total or partial non-fulfilment of a contract or, in the case of force majeure, the CSIR will only be entitled to a vehicle fee on that part of a contract that has actually been executed and in proportion to payments actually received.

7.4

An audited certificate shall be supplied by FPI to the CSIR every six months from the Effective Date of this Agreement of the quantities of the SYSTEMS by category manufactured, delivered and paid for by customers as well as a forecast for the following six months.

7.5

FPI shall permit the CSIR at any time during business hours to have a representative of the CSIR’s choice, provided that he/she is a qualified chartered accountant or lawyer, examine those books of account and records (including information stored in computer readable form) and to take copies of all such documents, books and records to determine whether all appropriate accounting of vehicle fees hereunder and payments thereof have been made, subject to U.S. Government Regulations (including export controls) and execution of a confidentiality agreement with such a representative.

7.6

After the validity of this Agreement has expired or after it has been terminated in terms of clause 13, the CSIR shall be entitled, on the basis stipulated in 7.1 to 7.3 above, to all royalty fees due in terms of this Agreement on any contracts concluded prior to this Agreement having expired or terminated.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1	FPI agrees to take all the necessary steps to protect and support the Intellectual Property Rights that it has acquired from the CSIR under the prior agreements.

8.2

Any new Intellectual Property Rights, as a result of a modification, development, enhancement or improvement of the SYSTEMS by FPI will remain the exclusive property of FPI. Similarly any new Intellectual Property Rights created as a result of a modification, development, enhancement or improvement of the SYSTEMS by the CSIR will remain the exclusive property of the CSIR provided that FPI will have the right to use any such new Intellectual Property Rights relating to the SYSTEMS with respect to the SYSTEMS. Except as expressly provided in this Agreement, FPI shall not use the

CSIR’s modifications, developments, enhancements or improvements without the express prior written consent of CSIR.

8.3

The CSIR does not warrant the novelty of any of its Intellectual Property Rights nor any possible patent to be valid and likewise does not warrant that the exploitation thereof will not constitute an infringement of any third party’s intellectual property. The CSIR, however, declares that as far as it is aware no such prior infringement exists.

8.4

Should any claim be made claiming patent or trademark infringement of any Intellectual Property Rights acquired by FPI from the CSIR, the CSIR may elect, at its sole discretion, to defend such claims at its cost.

8.5

Notwithstanding any indication to the contrary in this Agreement, CSIR acknowledges and agrees that nothing contained herein shall be construed as a limitation on FPI’s sole and exclusive right to design, develop, manufacture, market, test , sell, service and repair the BUFFALO, TEMPEST, COUGAR and CHEETAH. CSIR confirms that, except as may be otherwise provided for in any other agreement in force between the Parties, it has no claim of right, title or interest in or to FPI’s past, present, or future vehicles or other products, and acknowledges that as far as CSIR is reasonably aware of FPI exclusively owns all right, title and interest in and to the BUFFALO, TEMPEST, COUGAR, CHEETAH and the variants thereof and all Intellectual Property Rights embodied in the BUFFALO, TEMPEST, COUGAR and CHEETAH, and action it so desires with respect to its technology, Intellectual Property Rights and Information, and/or with respect to the design, data and technical information relating to the BUFFALO, TEMPEST, COUGAR and CHEETAH.

The only obligations between the Parties with respect to the subject matter of this Agreement are set forth in this Agreement and there is no other right, claim, interest, entitlement, license, commitment or ownership with respect thereto between the Parties. CSIR agrees that it shall not grant or purport to grant to any third party any rights of whatever kind in or to the BUFFALO, TEMPEST, COUGAR or any of FPI’s other products, and shall not disclose or use for any purpose other than as provided in this Agreement any of FPI’s Information or Intellectual Property Rights in its possession. Unless otherwise provided for elsewhere, the obligations of this paragraph regarding the protection of FPI’s Information and Intellectual Property Rights shall remain in effect during the term of this Agreement.

9.	SYSTEMS SUPPORT AND PRODUCT LIABILITY

9.1

The CSIR may, at the request of FPI, provide manufactured components, services, personnel and such equipment and training that may be required enabling FPI to design, develop, modify, upgrade, manufacture, test or market the SYSTEMS worldwide. This shall be at the cost of FPI.

9.2

The Parties acknowledge that the SYSTEMS and the application thereof may potentially involve and/or result in damage to property and injury to or death of persons. FPI expressly acknowledges and accepts full liability for the manufactured SYSTEMS and the CSIR shall not be held responsible for guarantees given by FPI for the SYSTEMS or any part thereof including design or material guarantees.

10.	INDEMNITY

10.1

Having previously transferred all of the CSIR’s Information and Intellectual Property Rights pertaining to the SYSTEMS to FPI, the CSIR shall be not be held responsible for any damage, loss caused by any actions, omissions, death or injury sustained by FPI or any third party caused by any faulty designs, material used, actions, omissions, negligence or misconduct by FPI.

10.2

The CSIR, in terms of this Agreement, is exempted from liability towards persons due to damage, suffering or otherwise, resulting from any cause ascribable to the neglect or wilful misconduct of FPI, its employees, agents or representatives, or ascribable to the manufacture or use of the SYSTEMS or any part thereof.

11.	APPLICABLE LAW

11.1	This agreement shall be governed by and construed in all respects, in accordance with the laws of England and Wales, excluding its conflicts of laws provisions.

12.	DURATION

12.1	This Agreement shall endure for a period of five years from the Effective Date, unless terminated by mutual consent of the Parties or in terms of Article 13 or 14 below.

12.2	The Parties, in accordance with Article 17.1, may after expiry hereof, renew this Agreement.

13.	TERMINATION

13.1	Either the CSIR or FPI shall be entitled to terminate this Agreement forthwith:

	13.1.1	Upon the commencement or happening of any occurrence connected with the insolvency, dissolution, administration, receivership or liquidations of the other party;

13.1.2

Upon any change in the control of and/or management constitution and/or circumstances of the other party which is detrimental to the terminating party’s interest hereunder except, subject to the provisions of clause 16 hereafter, pursuant to a merger, consolidation, sale on other transfer of all or substantially all the assets of either party. In such case the terminating party will only exercise its rights after full consultation with the other party.

	13.1.3	Should an interdict be granted in either the Republic of South Africa or the United States interdicting either of the Parties to use or utilize the technology on which the SYSTEMS are based.

13.1.4

Should the Government of either the Republic of South Africa or the United States decline to issue the necessary import/ export permits or decline to issue other permits or approvals necessary for the execution of this Agreement.

13.2

In the case of termination as envisaged above, the Parties will have no claims or liability against or towards each other, other than with respect to existing agreements and liabilities at the date of termination.

14.	BREACH

14.1

In the event of either party committing a material breach of the terms and conditions of this Agreement, the aggrieved party shall, without prejudice to any other rights which it might have been entitled to, give written notice to the breaching party to rectify the breach within fourteen days and after failing to correct the breach according to a corrective action plan, give further written notice to rectify the breach within thirty says and failing to do so, cancel this Agreement and claim damages.

15.	DISPUTES

15.1

It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between them. Either Party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The Parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not successful, a representative of the senior management from each party shall meet personally in good faith attempt to resolve the matter. Should any disputes remain unresolved after completion of the two-step resolution process set forth above, the Parties shall promptly submit any dispute to arbitration with an independent arbitrator, save for a dispute relating purely to non-payment in which event the aggrieved party may in its sole discretion submit such a dispute or claim to a court with jurisdiction to hear the matter.

15.2

Any dispute arising out of this Agreement or the interpretation thereof not resolved in accordance with paragraph 15.1 , both while in force and after its termination, shall be submitted to and determined by arbitration in accordance with the rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC).

15.3	The arbitration shall be held in London, England, unless otherwise agreed to and shall be held in a summary manner with a view to it being completed as soon as possible.

15.4	There shall be one arbitrator appointed by ICC in accordance with its rules.

15.5	The arbitration proceedings shall be held in the English language.

15.6

The decision of the arbitrator shall be final and binding on the Parties, and may at the request of either party be made an order of court of competent jurisdiction, and each of the Parties hereby agrees to submit itself to the jurisdiction of such court.

15.7

If any arbitration is brought to enforce or interpret any part of this Agreement, the arbitrator shall make a ruling which the arbitrator considers just and equitable in the circumstances, which may include a ruling that the prevailing party will be entitled to reasonable attorneys’ fees and costs, including, without limitation, discovery costs, witness fees, expert fees, and any other related to the preparation and presentation of proof, which shall be set by the arbitrator in the same action, in addition to any other relief to which the party may be entitled. The award of such costs, including a determination as to the “prevailing party”, if deemed applicable by the arbitrator, shall be determined, at the conclusion of any arbitration, by the arbitrator before whom the dispute was brought, based on the assessment of which party’s major arguments or positions taken in the, arbitration could fairly be said to have prevailed over the other Party’s major arguments or positions on major disputed issues, as to the final award.

16.	ASSIGNMENT

16.1

Except pursuant to a merger, consolidation, sale or other transfer of all or substantially all the assets of either Party, the Parties’ rights and obligations under this Agreement may not be transferred either in whole or part to any third party, without the prior written consent of the other party, which consent will not be withheld unless the circumstances are directly detrimental to the other party. This restriction shall not apply to assignments made to either Party’s corporate parent, or subsidiary.

16.2	In the event of an assignment by FPI, such assignment shall only be of force and effect if FPI agrees to remain surety for the payment obligations of royalties due under this Agreement.

17.	AMENDMENTS

17.1

No alteration, variation, addiction or agreed cancellation of this Agreement shall be of any force or effect unless reduced to writing as an addendum to this Agreement and signed by the Parties or their duly authorized signatories.

18.	SEVERABILITY

18.1	If any provision of this Agreement is or becomes illegal, void or invalid, it shall not affect the legality and validity of the other provisions.

19.	AGENCY AND PARTNERSHIP

19.1

No party shall present itself as the representative or agent of the other party for any business, legal or any other reason, nor shall it have the power of authority to commit the other party, unless it receives the other party’s prior written consent.

19.2	Nothing in this Agreement shall be interpreted as establishing a partnership or joint venture between the Parties and both Parties shall act as independent contractors.

20.	GENERAL

20.1

The foregoing constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all prior representations, understandings and commitments (whether verbal or written) made between the Parties, with respect to or in connection with, any matters or things to which this agreement applies.

20.2	The Parties hereby agree that two original copies of this Agreement will be signed by each of the Parties and that each party will be entitled to an original signed copy of the Agreement.

20.3

No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude another or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Parties would otherwise have.

20.4

No indulgence, leniency or extension of time that either party (“the grantor”) may grant or show to the other shall in any way prejudice the grantor or prevent the grantor from exercising any of its rights in the future.

20.5	The Parties shall pay their own costs relating to the preparation and settlement of this Agreement.

20.6

Notices hereunder shall be deemed to be validly given, if delivered by hand or sent by telex, telefax, e-mailed or by recorded delivery post to the duly authorized representatives signing this Agreement. Such notices shall be deemed effective on the date of receipt at the following address:

FPI

9801 Highway 78, Building # 1

Ladson, South Carolina 29456

United States

Marked for the attention of: Chief Executive Officer

Telefax:	(843) 553-1311
E-mail:	gordon.mcgilton@forceprotection.net

The CSIR (DPSS)

Physical address:   Meiring Naude Road, Scientia, Pretoria, South Africa

Postal:            P O Box 395, Pretoria, 0001

Marked for the attention of: The Executive Director: DPSS

Telefax:	+27 12 841 4683
E-mail:	anepgen@csir.co.za

20.7

Either party shall be entitled to change its domicilium citandi et executandi by giving written notice thereof to the other, provided that such change shall not take effect until receipt by such other party of such notice.

20.8	The headings appearing in this Agreement have been used for reference purposes only and shall not affect the interpretation of this Agreement.

20.9	This Agreement shall only become effective and legally binding on the parties once it has been signed by both Parties.

20.10

Whether due to delay, breach of contract or warranty, tort (including but not limited to negligence and strict liability), or any other cause, neither shall be liable to the other for an special, indirect, incidental, punitive, or consequential damages of any nature, including but not limited to loss of actual or anticipated profits, except for any breach of the confidential provisions hereunder.

Signed at Pretoria, South Africa this 19th day of October 2007

/s/ AJ Nepgen
Witness 1	For the CSIR:
AJ Nepgen, Executive Director:
Defence, Peace, Safety & Security

Wistness 2

        Signed at Charleston, South Carolina this 29th day of October 2007

/s/ G McGilton
Witsness 1	For FPI
G McGilton, Chief Executive Officer

Witness 2